EXHIBIT (20)






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                              INFORMATION STATEMENT



                     GLOBAL UNILABS CLINICAL TRIALS LIMITED

                                  Common Stock

                                (par value $0.15)



         This Information Statement is being furnished by UniHolding Corporation

("UniHolding")  in connection  with the  distribution  (the  "Distribution")  to holders  of record of  UniHolding  Capital  Stock at the  close of  business  on

February  9, 1998 of one share of common  stock,  par value  $0.15 (the  "Common

Stock"),  of Global Unilabs  Clinical  Trials Limited ("GUCT" or the "Company"),

for each share of UniHolding  Capital Stock held of record as of that date.  See

"The Distribution - Manner of Effecting the Distribution".



         The Company was, until the Distribution,  a wholly-owned  subsidiary of

UniHolding,  through Unilabs Group Limited, a British Virgin Islands corporation wholly-owned by UniHolding  ("UGL"). As of the date hereof, GUCT owns all of the businesses  and  assets  of,  and is  responsible  for  all  of the  liabilities associated  with,  the  former  UniHolding's  clinical  trials  testing  for the pharmaceutical industry (the "Clinical Trials Division") business.



         The   Distribution   was  effective  on  the   Distribution   Date.  No

consideration  was to be paid by  UniHolding's  shareholders  for shares of GUCT

Common Stock.  There is no current public market for the GUCT Common Stock,  and it is  currently  not  possible to predict  whether or when such a market  might exist.



  NO VOTE OF SHAREHOLDERS IS REQUIRED IN CONNECTION WITH THIS DISTRIBUTION. NO

   PROXIES ARE BEING SOLICITED, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.



  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND

 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES

   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE

 ACCURACY OR ADEQUACY OF THIS INFORMATION STATEMENT. ANY REPRESENTATION TO THE

                        CONTRARY IS A CRIMINAL OFFENSE.



     THIS INFORMATION STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR THE

                SOLICITATION OF AN OFFER TO BUY ANY SECURITIES.



           The date of this Information Statement is March 27, 1998.

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                                TABLE OF CONTENTS

                                                                        Page

Summary...................................................................3

Introduction..............................................................6

Business of GUCT..........................................................7

  General.................................................................7

  Business and Present Structure..........................................8

  Human Resources and Management..........................................9

  Industry Overview......................................................10

  Competitive Advantages.................................................11

  Quality Assurance......................................................12

  Growth Opportunities...................................................12

  Properties.............................................................12

  Competition............................................................13

  Government Regulation..................................................13

  Legal Proceedings......................................................14

Selected Unaudited Consolidated Financial Data...........................15

Financing................................................................16

  Bank Credit Facilities.................................................16

  Long-Term Debt.........................................................16

The Distribution.........................................................17

  Reasons for the Distribution...........................................17

  Manner of Effecting the Distribution...................................17

  Results of the Distribution............................................17

  Relationship between UniHolding and GUCT after the Distribution........18

  Certain U.S. Federal Income Tax Consequences of the Distribution.......19

Management of GUCT.......................................................20

  Directors..............................................................20

  Executive Officers and Senior Operating Management.....................21

  Employment Agreements..................................................22

  Aggregate Compensation.................................................22

  Pension Benefits.......................................................22

  Stock Options..........................................................22

  Stock Ownership of Certain Beneficial Owners,

     Executive Officers and Directors....................................23

Description of GUCT Capital Stock........................................27

  GUCT Common Stock......................................................27

  GUCT Preferred Stock...................................................27

  British Virgin Islands Laws and Regulations............................28

  Dividends..............................................................28

  Transfer Agent and Registrar...........................................28

  Listing and Trading of GUCT Common Stock...............................28

Indemnification of Directors.............................................29

Available Information....................................................30

Management's Discussion and Analysis.....................................31

Index to Financial Statements...........................................F-1

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                              INFORMATION STATEMENT



     This Information Statement is being furnished solely to provide information to  shareholders  of UniHolding  who receive  shares of GUCT Common Stock in the

Distribution.  It is  not,  and is not to be  construed  as,  an  inducement  or encouragement  to  buy or  sell  any  securities  of  UniHolding  or  GUCT.  The information  contained in this Information  Statement is believed to be accurate as of the date set forth on its cover.  Changes may occur  after that date,  and neither  UniHolding  nor GUCT will update the  information  except in the normal course of their respective public disclosures.



        ---------------------------------------------------------------



                                     SUMMARY



     This  summary  is  qualified  by the more  detailed  information  set forth elsewhere in this Information  Statement,  which should be read in its entirety.

Unless the  context  otherwise  requires,  (i)  references  in this  Information

Statement to UniHolding shall include UniHolding's subsidiaries, (ii) references to GUCT or the Company shall include GUCT's  subsidiaries,  and (iii) references to GUCT or the  Company  prior  to the  Distribution  Date  shall  refer  to the clinical trials testing business, as heretofore operated by UniHolding.



                                THE DISTRIBUTION



Distributing Company....................................UniHolding Corporation



Global Unilabs

Clinical Trials

Limited ....        Global Unilabs  Clinical Trials  Limited,  a British Virgin

                    Islands corporation  ("GUCT"),  is the 71%  shareholder  in

                    Unilabs Clinical Trials International,  Inc., a Delaware

                    corporation ("UCTI"), which, through its principal operating subsidiaries,  Unilabs  Clinical  Trials  Limited,  a United

                    Kingdom  corporation   ("UCT"),   and  NDA  Clinical  Trials

                    Services,  Inc.,  a Delaware  corporation  based in New York

                    ("NDA"),  presently  generates  over $12  million  in annual sales of testing services to the pharmaceutical  industry in connection with clinical trials of new drugs.



Distribution Ratio- One share of GUCT Common Stock for each share of  UniHolding

                    Capital Stock.  See "The  Distribution - Manner of Effecting

                    the  Distribution".  No payment  need be made by  UniHolding shareholders  for the  shares  of GUCT  Common  Stock  to be received by them,  nor will they be required to surrender or exchange  UniHolding  Capital Stock in order to receive GUCT

                    Common Stock.



Shares to be        Approximately 7.9 million shares of GUCT Common Stock, based

Distributed         on the number of shares of  UniHolding  Capital Stock issued as of February 9, 1998.  UniHolding will retain no ownership of  Common  Stock in GUCT.



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                    UniHolding will, through UGL, retain ownership of all of the

                    GUCT Preferred Stock.



Conditions to       None.

the Distribution



Trading Market and- There is  currently  no public  market  for the GUCT  Common

Restrictions        Stock,  and it is currently not possible to predict  whether such a market  will ever exist.  The Company has  restricted transfer of shares of GUCT Common Stock until such time as a

                    Registration  Statement  on Form 20-F is filed and  declared effective.



Record Date.........February 9, 1998.



Distribution Agent..American Securities Transfer, Inc.



Distribution Date   February 27, 1998.  UniHolding  transfers  shares of GUCT to the Distribution Agent for the benefit of the record holders of UniHolding Capital Stock as of Record Date, and shares of

                    GUCT Common Stock are distributed to UniHolding shareholders in book-entry form. The Distribution Agent will mail account statements  reflecting  ownership  of shares of GUCT  Common

                    Stock to such holders of record of UniHolding Capital Stock.

                    See   "The    Distribution-    Manner   of   Effecting   the

                    Distribution."



Tax Consequences    UniHolding  has  concluded  that  the  Distribution  will be taxable for U.S.  Federal income tax purposes.  However,  it has also  concluded that the  Distribution  should in effect generate no more than nominal tax liability for U.S. Federal income tax purposes.  See "The  Distribution  - Certain U.S.

                    Federal Income Tax Consequences of the  Distribution"  for a

                    more detailed description.



Reasons for         UniHolding's   management   and  Board  of  Directors   have

the Distribution    concluded that the  Distribution is in the best interests of

                    UniHolding  and its  shareholders.  They  believe  that  the

                    Distribution   will  (i)  allow   UniHolding  to  focus  its

                    attention on its Diagnostic Laboratory business, by creating a separate  company  focused on clinical  trials testing for the pharmaceutical  industry, and (ii) permit UniHolding and

                    GUCT to offer  management  incentives  more directly tied to the performance of their respective  businesses.  UniHolding management  also  believes that a separate  clinical  trials testing company with  strategies,  organizational  goals and employee  incentives more narrowly focused will be best



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                    able to maximize its own financial performance.



Relationship be-    After the  Distribution,  UniHolding  will have no ownership

tween UniHolding    interest in GUCT Common Stock,  while UniHolding will retain

and GUCT after      ownership  of  GUCT  Preferred   Stock.   GUCT  will  be  an

the Distribution    independent  company  owned  by  the  same  shareholders  as

                    UniHolding.  While  UniHolding and GUCT presently  have, and may continue to have, common  directors,  the companies will be managed in an independent manner by independent officers.

                    UniHolding  and GUCT  have  entered,  and will  enter,  into certain agreements  governing their relationship  subsequent to the Distribution.  The agreements  provide for each party to make certain services, records and personnel available to the  other.  They also  provide  for  allocation  of assets,

                    liabilities and  responsibilities  between them with respect to employee  benefits and compensation and for allocation of tax and certain other  liabilities  between them for periods prior to and after the Distribution.



GUCT Dividend       The  payment and level of cash  dividends  by GUCT after the

Policy              Distribution  will be subject to the  discretion of the GUCT

                    Board of Directors.  Dividend  decisions  will be based on a number of factors  including  GUCT's  operating  results and financial  requirements  on a  stand-alone  basis as well as credit agreements and legal  restrictions  relating thereto.

                    See "Description of GUCT Capital Stock - Dividends."



Principal Office    207-208 Neptune House, Marina Bay, Gibraltar

of GUCT



                      SHAREHOLDERS WITH QUESTIONS MAY CALL:



 For questions  relating to the  Distribution  and delivery of GUCT Common Stock certificates, call Investors Relations, at:



                                  + 350 45 460



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--------------------------------------------------------------------------------

NO PERSON IS AUTHORIZED BY UNIHOLDING OR GUCT TO GIVE ANY INFORMATION OR TO MAKE

ANY  REPRESENTATIONS  OTHER THAN THOSE CONTAINED IN THIS INFORMATION  STATEMENT,

AND, IF GIVEN OR MADE, SUCH  INFORMATION OR  REPRESENTATIONS  MUST NOT BE RELIED

UPON AS HAVING BEEN AUTHORIZED.





                                  INTRODUCTION



     Global  Unilabs   Clinical  Trials   Limited,   a  British  Virgin  Islands

corporation originally organized in 1995, is currently a wholly-owned subsidiary of  Unilabs  Group  Limited  which  in  turn  is a  wholly-owned  subsidiary  of

UniHolding  Corporation.  The  management  and Board of Directors of UniHolding,

after careful review and analysis,  have concluded that the  Distribution  is in the best  interests of UniHolding  and its  shareholders.  They believe that the

Distribution  will (i) allow UniHolding to focus its attention on its Diagnostic

Laboratory  business,  by creating a separate company focused on clinical trials testing for the pharmaceutical  industry, and (ii) permit UniHolding and GUCT to offer  management  incentives  more  directly tied to the  performance  of their respective  businesses.  UniHolding  management  also  believes  that a separate clinical  trials  testing  company  with  strategies,  organizational  goals and employee  incentives more narrowly focused will be best able to maximize its own financial  performance.  To effect the Distribution,  UniHolding will distribute all the outstanding Common Stock of GUCT to UniHolding shareholders.



     Prior to the Distribution,  GUCT's debt to UGL,  approximating $11 million,

together with $9 million of the GUCT Common  Stock,  has been  converted  into 2 million shares of GUCT Preferred  Stock,  par value $10 each. The GUCT Preferred

Stock shall have  essentially no voting rights and they shall not be convertible into  GUCT  Common  Stock.  In  addition,  the  GUCT  Preferred  Stock  shall be redeemable  at  GUCT's  option at any time  during  the  first  five  years at a redemption price equal to its then face value.



     Upon completion of the  Distribution,  GUCT will be an independent  company with  approximately $12 million in annual sales and about 190 employees.  In the fiscal year ended May 31, 1997,  GUCT's  worldwide sales exceeded $ 7.0 million.

GUCT is expected to be the only company dedicated exclusively to clinical trials with centralized clinical laboratories active on a global scale, with operations in the United  States,  Europe and Asia.  This is expected  to be a  distinctive competitive  advantage for the pharmaceutical  firms which are seeking a single,

global focused solution to their clinical trials needs. In addition, in spite of its  relatively  recent  formation,  the Company  already has a track  record of operating innovation and substantial areas of growth potential.



     GUCT's business,  its operations,  management and its strategy is described below,  followed  by a  discussion  of the  industry  and how GUCT fits into the industry today, and then by a discussion of the competitive advantages available to GUCT. See "Business of GUCT."



     From time to time, in both written and oral statements, GUCT and UniHolding

may  discuss   expectations   regarding   GUCT's   future   performance.   These

"forward-looking  statements"  are  based on  currently  available  competitive,

financial and economic data and GUCT's operating plans. They are also inherently uncertain and investors  must recognize that actual results could turn out to be significantly different than what was expected.  Among the many factors that can cause  actual  results to differ are economic and  political  conditions  in the countries and territories where GUCT operates,  the impact of such conditions on consumer spending, pricing pressures resulting from competitive discounting, new services and concept  development by industry  competitors,  and fluctuations in reagent and transportation prices.



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                                BUSINESS OF GUCT



General



     GUCT became a UniHolding  wholly-owned  subsidiary in fiscal 1996,  and, in

July  1996,  acquired  from  UniHolding  the  UniHolding  assets  related to its newly-created  Clinical  Trials  Division.  The  formation of such assets can be summarized as follows.



     On March 1,  1995,  UniHolding  entered  into a  Cooperation  Agreement,  a

Licensing  Agreement and a Marketing Agreement (together referred to as the "NDA

Agreements")  with NDA Clinical  Trials  Services  Inc., a Delaware  corporation based in New York ("NDA").  The NDA Agreements were intended to provide a global product  of  laboratory  testing  services  to the  pharmaceutical  industry  in

clinical   evaluations  in  the  United  States  and  Europe  utilizing  similar procedures in testing and data  management.  UniHolding had  established two new

European   subsidiaries  to  undertake  the  laboratory   testing  for  clinical

evaluations  in  Europe,  Unilabs  Clinical  Trials  Limited,  a United  Kingdom

subsidiary  ("UCT"),  and UCT Software SA ("UCTS",  formerly  Pharmasoft  SA), a

Swiss  subsidiary.  Such  service is provided  using  laboratory  facilities  in

London,  United Kingdom,  and in Farmingdale,  New York. UCTS is a Swiss company and currently is a wholly-owned  subsidiary of UCTI  established for the purpose of maintaining and updating the software systems and support services  necessary for the  clinical  trials  operations  performed  by UCT.  On June 1, 1996,  UCT acquired the clinical  trials  business thus far  performed by Unilabs  Clinical

Pathology  Limited,  a  United  Kingdom  corporation  controlled  by  UniHolding

("UCP"), for a consideration comprising a note of $610,000 and the establishment of a five-year  agreement  between UCT and UCP for the  provision of testing and administrative services by UCP and the renting of space in UCP's facilities. The price for the  subcontracting  of  testing  was fixed such that UCP would earn a profit over the period of the contract  which,  together with the $610,000 note,

equaled the fair value of the business as of June 1, 1996. On December 31, 1997,

such subcontracting agreement was terminated by mutual agreement between UCP and

UCT owing to the growing complexity of the laboratory  accreditation and quality control needs specific to UCT. Among the  provisions for such  termination,  UCP transferred  part of its laboratory  staff,  equipment and space to UCT with the result that such contract  termination would be financially neutral for both UCT and UCP.  As of October  16,  1995,  UniHolding  entered  into a Stock  Purchase

Agreement and an Option Agreement with NDA. Under these  Agreements,  UniHolding acquired  17% of NDA's  capital  through the  purchase of  newly-issued  shares,

together with an option to increase its stake in NDA to 30% on or before May 31,

1998. The  consideration  for the acquisition of 17% was $1,188,000 paid in cash at closing. Simultaneously, UCT granted to NDA and NDA's stockholders (excluding

UniHolding),  an option to  subscribe  to new  shares of UCT.  This  option  was contingent upon UniHolding  exercising its option on 13% of NDA's equity.  As of

July 23, 1996, the  reciprocal  options on 13% of NDA's equity and on new shares of UCT were terminated by mutual consent, and UniHolding  transferred the assets of its Clinical Trials  Division,  consisting of 100% of the equity of UCT, 100%

of the  equity  of  UCTS  and  17%  of the  equity  of NDA to its  newly  formed

wholly-owned   subsidiary   GUCT  in  exchange  for  217,000   ordinary   shares

representing all of the issued and outstanding  shares of GUCT. The ownership of the 217,000 shares of GUCT was then transferred to UGL.



     Also on July 23, 1996, UniHolding, through GUCT, made a loan of $700,000 to

NDA.  From August 1996 through  January 1997,  UniHolding  made further loans to

NDA,  totaling $1.2 million.  GUCT entered into and closed a Master  Combination

Agreement  ("UCTI  Agreement")  dated as of  January  31,  1997 with NDA and the stockholders  of  NDA.  Pursuant



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to  the  UCTI  Agreement,  GUCT  and  the  NDA  stockholders  contributed  their respective  holdings in NDA  (aggregating  100%) and GUCT  contributed  its 100%

holdings in UCT and UCTS to a newly-formed Delaware corporation, UCTI. GUCT also converted  an  aggregate  of  approximately  $1.9  million  of  debt  of NDA and approximately  UK pounds 0.3  million of debt of UCT into  equity of NDA and UCT respectively,  which  were  then  exchanged  for  stock of UCTI.  Further,  GUCT contributed approximately $2.2 million in cash to UCTI, which, together with the

other   contributions   of  stock,   caused  GUCT's  ownership  in  UCTI  to  be

approximately 70% at January 31, 1997. In May 1997, UCTI offered $7.1 million of convertible  notes to all of its  shareholders  in  proportion to their share of

UCTI's  equity.  GUCT  subscribed  a note of $5.0 million  corresponding  to its approximate 70% ownership. Five other UCTI shareholders subscribed to a total of

$0.3 million, thus leaving an unsubscribed balance of $1.8 million. Such balance was offered in a second round of  subscriptions  to those  shareholders  who had subscribed to the first round.  Accordingly,  GUCT subscribed an additional $1.7 million,  and one other  shareholder  subscribed to the balance of $0.1 million.

The notes bear interest at the rate of 12% per annum, payable annually,  and the principal is payable on May 16, 2000.  Interest and  principal  may be repaid by

UCTI,  at the  election of holders of notes  representing  at least 66.7% of the aggregate  outstanding  principal  amount,  either in cash or by the issuance of shares of UCTI common  stock.  On November  24,  1997,  GUCT  advanced a further amount of $0.2 million on similar  terms.  All the above loans and advances made by GUCT have been financed by loans and advances made to GUCT by UGL, its direct shareholder.



Business and Present Structure



     The Company  believes that its Clinical  Trials business will be subject to substantial development in the near future. The Company believes that there will be intense  competition  in this industry area in Europe,  but equally  believes that its new concept and the stronger structure resulting from the merger of its operations with NDA will offer it a competitive advantage.



     UCTI is dedicated  exclusively to providing central  laboratory testing and project support services for clinical trials to pharmaceutical company sponsors,

clinical  research  organizations  (CROs)  and  investigating  clinicians  on  a uniform,  global  basis.  UCTI's  services are provided in Europe  through UCT's laboratory facility in London and in the United States through NDA's laboratory.



     Both  laboratories  are fully  accredited  and provide  automated  same-day reports with reference ranges in accordance with customers' wishes. They operate under common operational procedures and utilize similar or comparable technology producing comparable laboratory data. This data is presented to sponsors through the use of a common, specifically designed software program providing a protocol management system.



     The UCTI  service  for Europe  also  includes  a  regional  network of Site

Service Agents (SSA)  providing  investigator  support  locally.  UCTI currently employs 9 such SSAs around Europe and the Far East.



     Most modern  prescription  drugs are born in the research  laboratories  of pharmaceutical  manufacturers.  But before they may be sold, they must undergo a rigorous,  step-by-step approval process overseen by government agencies such as the U.S. Food and



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Drug  Administration  (FDA). In the U.S., for instance,  the process begins only after the new drug has been successfully tested on animals.  Armed with the test results,  sponsors  of the  product  submit an  Investigational  New Drug  (IND)

application  to the FDA.  In the  absence  of any  comment  from the FDA,  human clinical trials may begin 30 days after the IND is filed.



     The clinical trials process consists of three, and sometimes four, phases:



     Phase I examines the drug's clinical pharmacology; its effects on the body,

preferred  modes of  administration  and dosage ranges.  These tests are usually done on small numbers (20 to 80) of healthy volunteers.



     Phase II tests the  safety  and  efficacy  of the drug at  expected  dosage levels among a few patient volunteers who have the medical condition the drug is designed to treat.



     Phase III trials are broad studies involving  hundreds or even thousands of patients,  where new drugs are compared with placebos and with existing  similar drugs.  This is the  busiest  and most  intensive  part of a  clinical  research program and is the pivotal study for approval  where  researchers  are gathering further information on a drug's benefits and risks.



     Phase IV trials are normally  post-marketing tests mandated either for some exceptionally potent or complex drugs to gather additional data on their effects in the general  population,  or marketing  studies aimed at further  comparing a drug with its competitors or extending a drug's range of indications.



     After Phase III trials, the manufacturer submits a New Drug Application. In the United States,  it is only when the FDA has approved this  Application  that the drug may be sold to the public.  The entire  approval  process  from initial submission  of the IND to final  approval of the New Drug  Application  takes an average of five years.



     The process is generally  similar in Europe but must  typically be repeated for each  individual  country  (and must  sometimes  be  performed at a regional level).  New European  regulations aimed at simplifying the process (by allowing one  single  submission  for the whole EEC to the  European  Medical  Evaluation

Agency)  have been  proposed,  and the EMEA is  expected  to be by 1999 the only

European licensing authority.



     Because of the  importance  and  complexity  of clinical  trials (a typical submission to the FDA can run to thousands of pages), many manufacturers  employ outside  specialists  to perform the trials.  Often,  the  manufacturer  hires a clinical  research  organization  (CRO) to manage the trial.  The CRO,  in turn,

hires clinical  laboratories which will perform the actual tests required by the trial protocol.  Clinical laboratory data typically represents between forty and sixty percent of the total data submitted for a new drug application.  The final link is a network of investigators,  usually physicians,  who work directly with patients,  monitoring  their medical status and gathering  clinical  samples for testing.  Data management capacity is thus an essential factor in the whole drug approval process.



Human Resources and Management



     As a pure holding company, GUCT has no personnel and relies entirely on the management of its majority-owned subsidiary, UCTI. Led by Paul Hokfelt and David



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Deutsch,  UCTI has a strong  management  team with a proven  track record in the industry of clinical trials for the pharmaceutical industry.



     Mr. Hokfelt has been Chief Executive  Officer of UCTI since August 1997. He has also  served as Chief  Operating  Officer of  UniHolding  where he played an important role in the growth of the Diagnostic Laboratory Division. Paul Hokfelt was appointed Executive Vice President and Chief Operating Officer of UniHolding

as of June 1, 1995. In connection with the  Distribution,  Mr. Hokfelt  resigned from these  duties as of January 31,  1998.  Mr.  Hokfelt has been a Director of

GUCT from its inception in 1996 until  December 31, 1997 and has been a Director of UCTI since its inception in 1996. He was the General  Manager of UniHolding's

Swiss  operations  from 1989 to 1994,  where he was  instrumental in growing the business  and  improving  profitability.  From 1987 to 1989,  Paul Hokfelt was a self-employed  consultant and the manager of a finance company acquired by Swiss

Holdings in 1988. From 1978 to 1987, he held various  management  positions with various financial  institutions,  including the Finans Skandic and Barclays Bank groups.



     David  Deutsch most  recently  served as President of NDA and was appointed

President of UCTI in January 1997 upon the merger of NDA into UCTI.  Mr. Deutsch has twenty years' experience in the clinical  laboratory  business,  running his own New York  laboratory  company  from 1974 to 1990 when he sold it and started

NDA.



     See  "Management  of  GUCT  -  Executive   Officers  and  Senior  Operating

Management"  for a  description  of the  experience of other members of the GUCT management team.



     GUCT  believes  that  high  quality,  customer-focused  central  laboratory management  is critical to its  long-term  success.  It also  believes  that its fast-expanding  position,  strong  results-oriented and recognition culture, and various incentive programs help attract and retain highly motivated  individuals who are committed to providing  superior  customer  satisfaction and outstanding business results.



     At the beginning of February 1998, GUCT employed approximately 190 persons.

Approximately 50% of GUCT's employees are employed in the United States, and the rest in Europe,  primarily  the United  Kingdom.  The Company  believes  that it provides working  conditions and compensation  that compare favorably with those of its  principal  competitors.  None of GUCT's  U.S.  employees  are covered by collective  bargaining  agreements.  GUCT's  non-U.S.  employees  are  primarily subject to United Kingdom labor laws. The Company has never experienced any work stoppages,  slow-downs,  or other  material  labor  problems  and  believes  its relations with its employees are satisfactory.



Industry Overview



     The U.S. market for Phases II and III clinical trial laboratory  testing is estimated to be approximately  $660 million.  The market for laboratory  testing and  data  management  services  is  expected  to grow at the  same  pace as the underlying U.S. market for pharmaceutical research and development expenditures;

whereas  the  centralized  laboratory  testing  segment is expected to grow more rapidly due to the continuing centralization trend.



     The  European  and  Asian  markets  for  Phases II and III  clinical  trial laboratory testing are estimated to be approximately $1.4 billion.  The European and Asian  markets for  laboratory  testing  and data  management  services  are expected to continue  growing more
rapidly than in the U.S.  based on growth in

the underlying market for pharmaceutical research and development  expenditures,

whereas the centralized laboratory testing segment is expected to grow even more rapidly due to the continuing centralization trend.



     The  expected  European  growth  is  explained  by a  shift  from  U.S.  to

European-based  clinical  trials as a result of the  approval of  European  Good

Clinical  Practices  (GCPs) in 1991 and the  introduction by a growing number of countries of Good Laboratory  Practices  (GLPs).  These programs,  which make it possible for  pharmaceutical  companies to obtain FDA drug  approval in the U.S.

with European  clinical  trials data, is expected to cause some of the European-

based pharmaceutical companies to shift the geographical focus of their clinical trial  activity  towards  Europe  because of the  logistical  benefits  and cost savings.  This shift is also expected to enable a reduction in the global number of patients submitted for testing of a new drug, thus reducing costs.



Competitive Advantages



              Focused  Concept  :  UCTI  is  expected  to be  the  only  company dedicated  exclusively to centralized  clinical laboratory testing for the pharmaceutical  industry on a global basis.  Other  competitors (see below

      "Competition")  either lack the global  presence or are part of larger CRO or clinical  laboratory  groups and may lack the focus which UCTI's single dedication provides.



              Worldwide  Capabilities  : UCTI  has  global  delivery  capability through its own operations in the U.S. and Europe and its partnership with

      Melbourne  Pathology  in  Australia  and is thus able to  provide  unique,

      customized  solutions for  transcontinental  clinical trials. To reinforce this  global  presence  through  ensuring  the  control of  multi-national studies,  UCTI has pioneered the concept of Site Service  Agents in Europe and Asia to support local investigating physicians.



              Management  Information  Systems : UCTI has developed its advanced proprietary  Protocol  Administration  Computer  System  (PACS),  a highly flexible  system  which  allows  delivery  of  fully  combinable  data and

      multi-lingual,   customized   reports  to   investigating   physicians  or

      pharmaceutical  sponsors,  as well as its advanced proprietary Remote data

      Access System (REMACS), a graphics oriented  Internet-based  program which allows pharmaceutical sponsors to have instant access to summary protocol,

      patient enrollment and testing information.



              Proven Operating  Record : whilst GUCT has  experienced,  and will continue  to incur,  substantial  start-up  losses as it  establishes  its global  capabilities,  it has demonstrated its operating record in serving demanding  pharmaceutical  clinical trials in America, Europe and Asia for some of the  world's  leading  pharmaceutical  companies  and has  already reached preferred provider status with a number of those.



              Marketing  Competence : UCTI  markets a common  service in America and Europe through a highly  experienced  sales and marketing  staff which has been able to capitalize on the company's focused yet flexible clinical trials approach to achieve a significant track record.

Quality Assurance.



         UCTI has devised a system to ensure that its two  laboratories  operate

as  one,   including  the  use  of  instruments   and  reagents  from  the  same

manufacturer.   Identical   operating  and  validation   procedures   have  been

instituted.  Further, quality control data is transmitted electronically between sites on a daily basis to assure each site of the other's performance.



         External quality control data from the College of American Pathologists

(CAP) is used to monitor  bias.  The London  laboratory  has British CPA and GLP accreditation,  as  well  as CAP  accreditation.  The  U.S.  laboratory  is also accredited by CAP. A laboratory services  coordinator ensures close adherence to all these criteria. All the procedures guarantee the high quality of all results and  allow  them to be  combined  into a trial  database  as if  they  had  been generated from one laboratory.



Growth Opportunities



Backlog



     Certain of UCTI's  contracts are performed over an extended  period of time which may be one to three years. With respect to such studies or projects,  UCTI maintains an order backlog to track  anticipated net revenues for such work that has yet to be earned.  Backlog is principally calculated with respect to work to be  performed  pursuant  to letters of intent and  contracts.  Once work under a letter of intent or contract commences,  net revenue is recognized over the life of the contract as the actual work is performed.



     Backlog  is a  meaningful  tool  for  management  as it  provides  both  an excellent  indicator  of the growth  trend  and,  owing to the  trials'  average duration,  helps management in planning expansion.  However, no assurance can be given that the Company  will be able to realize all or any net revenue  included in backlog.  Further,  the Company believes that its aggregate backlog as of any date is not necessarily a meaningful indicator of future results. Subject to the above discussion,  the Company's aggregate backlog was approximately $29 million as of February 20, 1998.



International Growth Opportunities



     UCTI  aims  at  further   expanding   its  global   coverage   through  the

establishment  of a  laboratory  presence  in South  Africa  and  India,  either directly or through a joint  venture with a strong local  partner.  It will also complete  the  installation  of its PACS  system  in  Australia  to  allow  full integration of the local laboratory data for global  submission.  Finally,  UCTI will expand its network of Site Service Agents as and when required.



Properties



     All of the  laboratory  facilities  have been  improved and adapted for the sole purpose of providing clinical testing services. Accordingly, the facilities are suitable and adequate and utilized  solely for such services.  Following are the descriptions of each regional facility.



     UCT is located in  London,  UK,  where it  subleases  approximately  20,000

sq.ft.  of  laboratory  and office space from a UniHolding  subsidiary at market rates. UCT believes that such facilities are fully suitable and adequate for its business. Upon expiration of any
lease, the Company could find alternative space at competitive  market rates and relocate its operations.



     NDA is  located  in  Farmingdale,  New York  where it leases  approximately

25,000 sq.ft.  of laboratory and office space under a long-term  lease at market rates.  Management of NDA believes that such  laboratory  space and office space are fully suitable and adequate for its business.



     UCTS is domiciled in Neuchatel, Switzerland. UCTS believes that, when there is a need for office space in the future,  it can find  facilities  suitable and adequate for its business at competitive market rates.



Competition



     Most of the laboratory  testing for European  clinical  trials is currently performed by local  hospitals  and is  initiated  by and through each  sponsor's national subsidiary offices. Approximately 70% of all trials conducted in Europe are  multi-country  suggesting  that  the  concept  of a  global  service/single sourcing  would be attractive  to industry  participants.  It is estimated  that between 10 to 20  European  companies  offer some form of  centralized  clinical testing  facilities.  In the U.S.,  which  pioneered the concept of  centralized clinical  testing,  it is estimated  that between 10 to 20 companies  offer some form of centralized  clinical testing  facilities.  In all, it is estimated that only five to ten  companies  offer  some form of  centralized  clinical  testing services in both Europe and the U.S. The largest such companies, which belong to much larger groups than the Company, are (1) a division of Covance,  Inc., (2) a

subsidiary  of  SmithKline   Beecham  PLC,  and  (3)  a  division  of  Quintiles

Transnational Corp.



         UCTI  has  recently  concluded  a  strategic  alliance  with  Melbourne

Pathology,  an  Australian  laboratory  group,  which  will give UCTI  extensive

support  in  the  servicing  of   Australian   investigational   sites.   Future

developments  are always  being  contemplated  and UCTI  expects to see  further laboratory  alliances  around the world,  advanced  sample  storage and tracking systems,  greater  interaction with  investigators and the continuing process of the introduction of new laboratory techniques to meet customer demands.



Government Regulation



         The services performed by the Company are subject to various regulatory requirements  designed  to ensure  the  quality  and  integrity  of the  testing processes.  In the United  States,  for  example,  the  industry  standards  for conducting  preclinical  laboratory  testing are embodied in the GLP regulations and  for  central  laboratory  operations  in  Clinical  Laboratory  Improvement

Amendments of 1988 ("CLIA"). GLP have been adopted by the FDA, by the Department of Health in the United Kingdom and by similar  regulatory  authorities in other parts of the world.  GLP stipulate  requirements  for facilities,  equipment and professional staff. The regulations require standardized procedures for studies,

for recording and reporting  data and for  retaining  appropriate  records.  The

Company's central  laboratories  follow GLP and CLIA. To help ensure compliance,

the  Company  has  established  quality  assurance  controls  at its  laboratory facilities which monitor ongoing  compliance with GLP and CLIA  regulations,  as applicable,  by auditing test data and conducting regular inspections of testing procedures.

     The Company's standard operating  procedures are written in accordance with regulations  and guidelines  appropriate to the region and the nation where they will be used.  Within  Europe,  all work is carried out in  accordance  with the

European  Community  Note for  Guidance  "Good  Clinical  Practice for Trials on

Medicinal  Products  in the  European  Community"  and the  requirements  of the applicable country. In addition, FDA regulations and guidelines serve as a basis

for  the  Company's  North  American  and   Asian/Pacific   standard   operating

procedures. From an international perspective,  when applicable, the Company has implemented  common  standard  operating  procedures  across  regions  to assure consistency whenever it is feasible and appropriate to do so.



     The Company's U.S.  laboratory is subject to licensing and regulation under federal,  state and local laws  relating to hazard  communication  and  employee right-to-know  regulations,  the handling and disposal of medical  specimens and hazardous waste and radioactive  materials,  as well as to the safety and health of laboratory  employees.  All Company's  laboratories  are operated in material compliance  with applicable  federal and state laws and regulations  relating to the storage and disposal of all laboratory  specimens  including the regulations of the U.S. Environmental  Protection Agency, the Nuclear Regulatory Commission,

the Department of  Transportation,  the National Fire Protection  Agency and the

Resource  Conservation  and Recovery Act, or their UK equivalents.  Although the

Company  believes that it is currently in  compliance  in all material  respects with such  federal,  state and local laws,  failure to comply could  subject the

Company to denial of the right to conduct business,  fines,  criminal  penalties and other enforcement actions.



     In addition to its comprehensive regulation of safety in the workplace, the

Occupational  Safety  and  Health   Administration  has  established   extensive

requirements  relating  to  workplace  safety for health care  employers,  whose workers may be exposed to blood-borne  pathogens such as HIV and the hepatitis B virus.  These regulations,  among other things,  require work practice controls,

protective clothing and equipment, training, medical follow-up, vaccinations and other measures designed to minimize  exposure to chemicals,  and transmission of blood-borne and airborne  pathogens.  Furthermore,  relevant  Company  employees receive  initial and  periodic  training to ensure  compliance  with  applicable hazardous materials regulations and health and safety guidelines.



     The regulations of the U.S. Department of Transportation,  the Public Heath

Service and the Postal Service or their  equivalents in other countries apply to the  surface and air  transportation  of  laboratory  specimens.  The  Company's laboratories  also  comply  with the  International  Air  Transport  Association regulations,  which  govern  international  shipments of  laboratory  specimens.

Furthermore,   when  the   materials  are  sent  to  a  foreign   country,   the

transportation  of  such  materials  becomes  subject  to the  laws,  rules  and regulations of such foreign country.



Legal Proceedings



     In the  normal  conduct  of its  business,  the  Company  may be a party to certain  litigation.  As of the date  hereof,  the Company is not a party to any litigation.

                 SELECTED UNAUDITED CONSOLIDATED FINANCIAL DATA



     The following selected unaudited consolidated financial data of GUCT should be read in  conjunction  with, and is qualified in its entirety by reference to,

the Unaudited  Consolidated  Financial  Statements and the related notes thereto included on pages F-2 and following, and should also be read in conjunction with

"Management's  Discussion and  Analysis".  GUCT  commenced  operating  under its present form in July 1996.  Accordingly,  the following table presents  selected historical  consolidated  financial  data of GUCT for the year and six months in the period  ended  November  30,  1997,  and  selected  historical  consolidated financial  data of  UniHolding's  Clinical  Trials  Division for each of the two years in the period ended May 31, 1996,  which have been derived from  unaudited financial statements appearing elsewhere herein (in thousands,  except per share data, unaudited):



                                               Six months ended            Years Ended May 31

                                                   November 30       ------------------------------

                                                      1997           1997        1996        1995

                                                      ----           ----        ----        ----


Revenue ......................................... $  5,652    $  7,009    $  4,427    $  3,540



Earnings (loss) before Interest, Taxes,

Depreciation and Amortization

                                                    (4,315)     (5,641)     (1,694)        497



Operating Income (loss) .........................   (4,919)     (6,823)     (1,832)        486



Income (loss) before Taxes and Minority

Interests .......................................   (5,093)     (7,261)     (2,138)        486



Tax Provision (benefit) .........................   (1,579)     (4,402)       (624)        143



Minority Interests ..............................    1,015        (174)        (41)        (44)



Net Income (loss) ...............................   (2,499)     (3,033)     (1,555)        300



Net Income (loss) per common share of

UniHolding ...................................... ($  0.32)   ($  0.43)   ($  0.26)   $   0.05



Weighted Average Number of UniHolding

Common Shares Outstanding

                                                     7,755       7,016       6,006       5,783



Total Assets ....................................   16,948      17,763       2,200          NA



Long-Term debt, net of current portion

                                                       -0-         -0-          NA          NA



Stockholders' Equity ............................    3,001       5,471          NA          NA


                                    FINANCING



     UniHolding's  general practice has been to incur debt at the parent company level rather than the subsidiary  level,  even when the funds obtained from such borrowings have been used in the businesses of its  subsidiaries,  except in the case  of  capital  leases,  assumed  debt of  acquired  businesses  and  certain international  third  party  debt  which  generally  have been  incurred  at the subsidiary level. Accordingly, the financing requirements of the clinical trials businesses generally have been largely funded through intercompany accounts with

UniHolding.



     Prior to the Distribution,  GUCT has agreed with UGL that substantially all of GUCT's debt to UGL,  approximating  $11 million,  together with $9 million of the GUCT Common Stock, were converted into 2 million of newly-created  shares of

GUCT Preferred Stock, par value $10 each. Such GUCT Preferred Stock entitles UGL to  receive  an  annual  dividend  in the  form of  additional  Preferred  Stock calculated to correspond to the following percentages of the principal amount of

Preferred  Stock:  5% in the first and second year,  10% in the third and fourth year, and 15% in the fifth year. Thereafter,  any dividend shall be paid in cash at the rate of 15%. The GUCT  Preferred  Stock shall have  essentially no voting right.  The GUCT  Preferred  Stock in whole or in part  shall be  redeemable  at

GUCT's  option at any time during the first five years,  at a  redemption  price equal to the then face  value.  There  shall be no  conversion  into GUCT Common

Stock.



     The remainder of the investment in GUCT by UGL has been  distributed by UGL to UniHolding  and then by UniHolding  to its  shareholders  in the form of GUCT

Common Stock. UniHolding will therefore retain no interest in GUCT Common Stock,

while it will retain all of the then outstanding GUCT Preferred Stock.



     GUCT has no assurance that, as an independent  company,  it will be able to obtain  financing upon terms as favorable as those  historically  experienced by

UniHolding.



Bank Credit Facilities



     GUCT has no material bank credit facilities.



Long-Term Debt



     GUCT and UCTI may  refinance a portion of their  borrowings,  including the

GUCT Preferred Stock, with long-term financing when market conditions are deemed appropriate  following the Distribution.  Interest rates would be expected to be based on market conditions at the time of the refinancings.

                                THE DISTRIBUTION



Reasons for the Distribution



     UniHolding's  management  has  proposed  the  Distribution  to achieve  two specific business objectives:  (i) to allow UniHolding to focus its attention on its core  diagnostic  laboratories,  and (ii) to permit  UniHolding  and GUCT to offer  management  incentives  more  directly tied to the  performance  of their respective  businesses.  UniHolding  is  distributing  the shares of GUCT to its shareholders  based on its belief that the Clinical Trials business,  on the one hand,  and  UniHolding's  Diagnostic  Laboratory  business,  on the other  hand,

represent different business propositions.  They involve fundamentally different growth  opportunities,  financial returns,  investment  requirements,  operating systems and people dynamics.  UniHolding also believes that corporations perform optimally when business strategy,  organization and employee incentives are more narrowly focused.



     Accordingly,  UniHolding has concluded that the long-term interests of both

businesses   are  best   served   through   the   creation   of  two   separate,

independently-managed and focused corporations,  GUCT focused on Clinical Trials and a "new UniHolding" focused on Diagnostic Laboratory.



Manner of Effecting the Distribution



     On the  Distribution  Date,  UniHolding has transferred  approximately  7.9 million shares of GUCT Common Stock to American  Securities  Transfer,  Inc., as

Distribution  agent (the  "Distribution  Agent"),  for the benefit of holders of record of UniHolding  Capital Stock at the close of business on February 9, 1998

(the "Record Date"),  representing all shares of GUCT Common Stock then owned by

UniHolding.



     The  Distribution is made to holders of record of UniHolding  Capital Stock at the close of business on the Record  Date,  without any  consideration  being paid by such  holders,  on the basis of one share of GUCT Common  Stock for each share  of  UniHolding  Capital  Stock  held  on the  Record  Date.  As  soon  as practicable  after the  Distribution  Date,  the  Distribution  Agent  will mail account statements  reflecting  ownership of shares of GUCT Common Stock to such holders of record of UniHolding  Capital Stock. Any GUCT shareholders that would like to  receive  a  certificate  representing  their  shares  may  contact  the

Distribution  Agent.  The  shares of GUCT  Common  Stock  will be fully paid and nonassessable and the holders thereof will not be entitled to preemptive rights.

See "Description of GUCT Capital Stock - GUCT Common Stock."



     The  Company has  restricted  the  transfer of shares of GUCT Common  Stock until such time as a  Registration  Statement on Form 20-F is filed and declared effective.  GUCT intends to file such Registration Statement with the Securities and Exchange  Commission as soon as practicable after the end of its fiscal year on May 31, 1998.



Results of the Distribution



     Subsequent to the Distribution,  which is effective at 11:59:59 p.m. E.D.T.

on the  Distribution  Date,  GUCT  operates as an  independent  clinical  trials company,  and  UniHolding  will  continue to conduct its  Diagnostic  Laboratory operations.

Relationship between UniHolding and GUCT after the Distribution



         After the Distribution,  UniHolding will have no Common Stock ownership interest  in GUCT,  and GUCT  will be an  independently-managed,  publicly-owned company.  UniHolding,  through UGL, will however  continue to own GUCT Preferred

Stock.  GUCT  and  UniHolding  have  entered,   and  will  enter,  into  certain

agreements,  described  below,  governing their  relationship  subsequent to the

Distribution  and  providing  for  the  allocation  of  tax  and  certain  other liabilities  and  obligations  arising  from  periods  prior  to and  after  the

Distribution.  Copies of the forms of such  agreements will be filed as exhibits to the Company's  Registration  Statement on Form 20-F. The following summarizes the material terms of such agreements, but is qualified by reference to the text of such agreements.



         Separation Agreement



                  UniHolding  and GUCT will  enter into a  Separation  Agreement

(the  "Separation  Agreement"),  which will  provide  for,  among other  things,

certain  services,  records and personnel  which  UniHolding  and GUCT will make available to each other after the  Distribution  Date.  To facilitate an orderly transition,  UniHolding  may continue to provide,  for up to 12 months,  certain services to GUCT,  with the related costs and expenses being paid by GUCT.  GUCT will  nonetheless  have to  utilize  additional  personnel  to  perform  certain services previously provided by UniHolding.  The Separation  Agreement also will provide for the  assumption  by GUCT of  liabilities  relating  to  UniHolding's clinical trials businesses and the indemnification of UniHolding with respect to such liabilities.  At November 30, 1997, there were approximately  $12.4 million of liabilities reflected on GUCT's balance sheet.



         Tax Separation Agreement



                  UniHolding and GUCT will enter into a Tax Separation Agreement

(the "Tax Separation  Agreement"),  on behalf of themselves and their respective consolidated  groups,  that reflects each party's  rights and  obligations  with respect  to  payments  and  refunds of taxes  that are  attributable  to periods beginning prior to and including the Distribution  Date and taxes resulting from transactions  effected in connection with the  Distribution.  The Tax Separation

Agreement  also  expresses  each party's  intention  with respect to certain tax attributes of GUCT after the  Distribution.  The Tax  Separation  Agreement will provide for payments  between the two companies for certain tax adjustments made after the  Distribution  that  cover  pre-Distribution  tax  liabilities.  Other provisions cover the handling of audits, settlements,  stock options, elections,

accounting  methods  and return  filing in cases  where both  companies  have an interest in the results of these activities.



         Other Services Agreement



                  UniHolding  and GUCT will also  enter  into an Other  Services

Agreement  (the  "Other  Services  Agreement")  setting  forth the  arrangements between the parties with respect to property  rental and certain  administrative services.  Such Other Services Agreement will cover the London premises occupied by UCT and owned by a subsidiary of  UniHolding,  which will be rented to UCT at market  rates  with a minimum  lease  term of two years,  and the  provision  of certain administrative and financial services to GUCT with respect to regulatory and  administrative  filings and other  matters  until such time as GUCT assumes such functions itself.

Certain U.S. Federal Income Tax Consequences of the Distribution



         UniHolding has reviewed in detail the possible U.S. tax consequences of the  Distribution.  It has concluded that the  Distribution may not qualify as a tax-free Distribution under Section 355 of the Internal Revenue Code of 1986, as

amended  (the  "Code").   Nevertheless,   UniHolding   has  concluded  that  the

Distribution should, in effect, generate no tax liability to UniHolding for U.S.

Federal income tax purposes for the reasons mentioned below.



         While UGL and GUCT are British Virgin Islands  corporations,  they both

are  "controlled   foreign   corporations"  for  U.S.  tax  purposes,   and  the

distribution  of GUCT Common Stock to  UniHolding  by UGL therefore has U.S. tax consequences.  Under Sections 301 and 316 of the Code, distributions of property to  shareholders  are  treated as a dividend  to the extent of the lesser of (a)

current or accumulated  earnings and profits of the distributing  corporation or

(b) the fair market  value of the property  distributed,  then as a reduction of the tax basis that the distributee has in the distributing corporation, and then as a capital gain. No gain or loss is recognized by the distributing corporation upon the  distribution  of property to a  shareholder  (except  when fair market value  of the  property  exceeds  its  basis in the  hands  of the  distributing corporation, which UniHolding has concluded is not the case here). Such dividend and/or  capital gain, in the case of a controlled  foreign  corporation,  may be treated as "Subpart F income",  and currently includible in UniHolding's income.

In the present circumstances, in view of the current financial situation of GUCT and its subsidiaries,  and in view of UniHolding's  evaluation of UGL's possible current and accumulated earnings and profits,  UniHolding has concluded that the

Distribution  should  not be  considered  as a dividend  distribution,  but as a return of capital which in all likelihood  does not exceed its basis in the GUCT

Common Stock, and therefore should not generate any Subpart F or dividend income to UniHolding.



         Further, UniHolding believes that the distribution of GUCT Common Stock to the  UniHolding  stockholders  may not  qualify  as a  Section  355  tax-free distribution for U.S. federal income tax purposes. A holder of UniHolding common stock who receives shares of the GUCT Common Stock pursuant to the  Distribution would  therefore be treated under the Code as receiving a distribution  equal to the fair market  value of the GUCT  Common  Stock  received on the  Distribution

Date, which, based upon UniHolding's own evaluation,  should be nominal.  Such a distribution  would be  treated  as a  dividend  to the  extent of  UniHolding's current or  accumulated  earnings and profits.  In computing  such  earnings and profits,  the accumulated  deficit in earnings and profits will not be available to offset any current earnings and profits for the year of the distribution. Any excess portion of the  distribution  first will be treated as a reduction in the basis of the UniHolding common stock held by such stockholder,  and, thereafter,

as gain from the sale or exchange of such holder's  UniHolding common stock. The determination  of a  corporation's  earnings and profits entails complex factual and legal  analysis,  and the current  earnings and profits cannot be determined until the close of such  taxable  year.  UniHolding  does not  believe  that the

Distribution itself will create earnings and profits.



         A  shareholder's  basis in the GUCT  Common  Stock will be equal to the fair market value of such stock on the distribution  date and the holding period for such  stock  will be deemed  to  commence  as of the  distribution  date.  A

UniHolding  Stockholder's  holding  period for  UniHolding  common stock will be unaffected by the distribution.

     The  foregoing  is a  summary  of the  material  U.S.  Federal  income  tax consequences of the Distribution  under the law in effect as of the date of this

Information Statement.  IT DOES NOT PURPORT TO COVER ALL INCOME TAX CONSEQUENCES

AND MAY NOT APPLY TO  SHAREHOLDERS  WHO ARE NOT  CITIZENS  OR  RESIDENTS  OF THE

UNITED STATES, OR WHO ARE OTHERWISE SUBJECT TO SPECIAL TREATMENT UNDER THE CODE.

All UniHolding  shareholders should consult their own tax advisors regarding the appropriate  income  tax  treatment  of  their  receipt  of GUCT  Common  Stock,

including the application of Federal, state, local and foreign tax laws, and the effect of  possible  changes  in tax law that may  affect  the tax  consequences described above.



                               MANAGEMENT OF GUCT



Directors



     GUCT's Amended Articles of Association provide that the number of Directors may be altered from time to time, by resolution  adopted by the Company's  Board of Directors. However, the number of Directors may not be less than one nor more than six. Further, the Directors are elected by the other Directors,  for a term of five years with thereafter the possibility for renewal for same period and so on at every maturity date.



     The  following  individuals  have  agreed  to  serve as  Directors  of GUCT following the Distribution:



         Edgard Zwirn



     Edgard  Zwirn  has been  Chairman  and a member  of  UniHolding's  board of directors  since April 28, 1994.  Edgard Zwirn was appointed as Chief  Executive

Officer of UniHolding  on April 26, 1994.  Edgard Zwirn has been the Chairman of the board of directors of Unilabs Holdings SA (a Panama corporation, "Holdings",

which is  UniHolding's  largest  shareholder)  since 1993,  ULSA since 1989, UCP since  1993,  UGL since  inception  in October  1993,  UGUK since  inception  in

December 1993, UIL, GUCT and UCTI since their respective  inception in 1996, and

UCLE since its  inception in December  1991.  He has been Chairman of the board,

President  and  Chief  Executive   Officer  of  Unilabs  Holdings  SA  (a  Swiss

corporation  which is the parent company of Holdings,  "Swiss  Holdings")  since

1987. He has been President of UGL since October of 1993.  Edgard Zwirn has been a member of Unilab  Corporation's  board of directors  since November 1993 after having served as a member of the board of directors of the predecessor of Unilab

Corporation  from its formation in November 1988 until  November 1993. Mr. Zwirn resigned  from the Unilab  Corporation  board as of June 30,  1995.  He has held various senior management positions with companies in Belgium principally in the areas of computer  software for medical  applications  and  technical  equipment leasing.  Previously,  he had been a director  of IESA  Investissements  SA from

April 1987 to February 1992.



         Alessandra van Gemerden



     Alessandra  van  Gemerden  has  been a  member  of  UniHolding's  board  of directors  since July 1996.  She holds degrees in Management  and Psychology and has had prior  experience  in public  relations  and  management  of  investment portfolios.  Alessandra van Gemerden has been a Director of UGUK since April 30,

1996, and a Director of UIL, GUCT and UCTI since their  respective  inception in

1996.  Ms. van Gemerden holds  directorships  in various  non-U.S.  corporations involved in the asset management business.

         Tobias Fenster



     Tobias Fenster has been a member of  UniHolding's  board of directors since

July  1996.   He  holds   degrees  in   Industrial   Engineering   and  Business

Administration from Stanford  University.  His previous work experience includes consulting  services with Booz Allen & Hamilton and  management of  closely-held enterprises  in the wood  industry  and in the computer  distribution  industry.

Tobias Fenster currently is General Manager of United  Laboratories Espana S.A.,

a subsidiary of  UniHolding  ("ULSP").  Mr.  Fenster has been a Director of UGUK since  April  30,  1996,  and a  Director  of UIL,  GUCT  and UCTI  since  their respective inception in 1996. Mr. Fenster is Mr. Zwirn's brother-in-law.



     In  addition,  Lancaster  Enterprises  Limited,  a British  Virgin  Islands

corporation  which may be deemed to be affiliated  with Ms. van Gemerden and Mr.

Enrico Gherardi (a Director of UniHolding), and which is also a Director of UGL,

will serve as a Director of GUCT.



Executive Officers and Senior Operating Management



     The  following  individuals  have  been  nominated  to serve  as  Executive

Officers of GUCT following the Distribution:



         Paul Hokfelt, UCTI Chief Executive Officer



     For a  biography  of Mr.  Hokfelt,  please  refer to "Human  Resources  and

Management".



         David Deutsch, UCTI President



     For a  biography  of Mr.  Deutsch,  please  refer to "Human  Resources  and

Management".



         Sally Osmond, UCTI Chief Operating Officer



     Ms. Osmond has 25 years of experience in the clinical laboratory  business.

She was appointed  Chief  Operating  Officer of UCTI in February 1998.  Prior to

that,  she was Clinical  Trials  Manager of  UniHolding's  then Clinical  Trials

Division since June 1994 where she was initially  responsible for all aspects of service support and sales.  She then also became  responsible for all aspects of business  development  including  the  setting  up  of  a  sales  and  marketing department. Ms. Osmond holds an HND in clinical chemistry and is a member of the

United Kingdom Institute of Biomedical  Scientists.  She also holds a fellowship in immunology.



         Ron Gambardella, Senior Vice President-U.S. Operations,

          Head of Group Project Management



     Dr. Gambardella is the head of UCTI's U.S.  operations,  and is responsible for worldwide project  management of UCTI. He also serves as Medical  Laboratory

Director of UCTI's U.S.  facility.  Prior to January  1997,  he was President of

NDA. Dr.  Gambardella  has 18 years of  experience  in the  clinical  laboratory business  as  an  owner  and  manager  of  several  clinical  laboratories.  Dr.

Gambardella  holds a Ph.D.  in clinical  pathology  from Ohio State  University,

having also earned an M.S. in clinical chemistry and B.S. in medical technology.



         In  addition,  the  following  individual  will be  part of the  Senior

Operating Management following the Distribution:

         Peter George, MSc., Vice President-UK Operations,

          Head of Group Laboratory Management



     Mr. George has had 18 years of  experience in clinical  pathology in the UK

National Health Service, prior to joining UCTI in September 1997.



Employment Agreements



         Paul Hokfelt



     The Company has entered into an employment agreement with Mr. Hokfelt under which he will serve as Chief Executive  Officer of UCTI. As of February 1, 1998,

the  agreement  provides  for an annual  salary of  $265,000,  annual  incentive compensation awards to be determined by the UCTI Board of Directors, and options to purchase  shares of UCTI Common Stock.  The  agreement  provides for a notice period of 12 months for both parties.



         David Deutsch



     The Company has entered into an employment agreement with Mr. Deutsch under which he will serve as President of UCTI until  January 31, 2000.  As of January

1,  1998,  the  agreement  provides  for an annual  salary of  $150,000,  annual incentive  compensation  awards to be determined by the UCTI Board of Directors,

and options to purchase  shares of UCTI Common Stock.  In addition,  Mr. Deutsch holds a put option on the shares of UCTI he owns pursuant to which, in the event of termination  of his employment  contract other than for cause before UCTI has effected an initial public offering of its shares,  Mr. Deutsch has the right to sell his UCTI  shares to UCTI at a price  based on a formula  of 8 times the net after tax consolidated earnings of UCTI for its latest fiscal year, with certain minimums.



     Mr. Ron Gambardella is also party to an employment agreement  substantially the same as that of Mr. Deutsch with respect to termination and put options.



Aggregate Compensation



     The  aggregate  amount of  compensation  paid by GUCT and its  subsidiaries during  the last  fiscal  year to all  directors  and  officers  as a group  was approximately $1.3 million .



Pension Benefits



     Other  than Mr.  Edgard  Zwirn,  who is  compensated  through a  management contract,  all of the named executive officers have retirement benefits pursuant to mandatory provisions of U.S. and UK law.



     In August 1997, NDA  established a 401 (k) plan for its employees  pursuant to  which  no  contribution  to the  plan  is to be  made  by GUCT or any of its subsidiaries other than the payment of the annual administration fees.



Stock Options



         In  connection  with the  Distribution,  UniHolding  and GUCT  will not convert any of the existing options on UniHolding Common Stock, either all or in part, into options on GUCT Common Stock.

     During fiscal 1997,  GUCT agreed to give the following  options to three of

GUCT's then directors and officers, Edgard Zwirn, Giorgio Gherardi (a brother of

Mr. Enrico  Gherardi and Ms. Van  Gemerden's  father) and Paul Hokfelt,  who may each purchase from GUCT 3,331 UCTI shares,  corresponding for each individual to

2% of the issued and outstanding  UCTI capital at the time of the grant (166,559 shares).  The  exercise  price of the  option  equals the per share cost paid by

GUCT,  plus interest at a rate which will fluctuate each year in accordance with market,  and has been set at 10% per annum until June 1, 1998.  Such options are exercisable any time over a period of 5 years commencing on June 1, 1997.



     In addition,  UCTI has issued to three former NDA  shareholders  a total of

1,155 warrants to purchase UCTI  newly-issued  shares of common stock at a price of $122 to $133 per share.  Further UCTI has granted to certain of its employees options to acquire a total of 16,452  newly-issued shares of common stock at the price of $150 per  share,  out of which  4,055  vested.  The number of shares of common stock of UCTI currently  outstanding  is 166,559,  out of which GUCT owns

118,822.



Stock Ownership of Certain Beneficial Owners, Executive Officers and Directors



     As of February 9, 1998, there were issued 7,627,736 shares of Voting Common

Stock, the only class of voting  securities of UniHolding.  Each share of Voting

Common  Stock  entitles  its holder to one vote,  with the  exception of 731,098 shares  of  Voting  Common  Stock  held in  treasury  by  UniHolding.  There are accordingly  6,896,638  shares of Voting  Common  Stock  presently  with  voting rights.



     The  following  table sets  forth,  as of  February  9, 1998,  the name and address of each person known to  UniHolding to be the  beneficial  owner of more than 5% of the Voting Common Stock,  the total number of shares of Voting Common

Stock  owned by each such person and the  percentage  of the class owned by each such  person.  Except as otherwise  noted,  each such person has full voting and investment power with respect to the shares so owned.



                                                        Amount and

                                                         Nature of

                            Name and Address of         Beneficial     Percent of Class

    Title of Class           Beneficial Owner            Ownership            (1)

    --------------           ----------------            ---------            ---




 Voting Common Stock        Unilabs Holdings SA          2,173,731           31.52%

                         53rd Street Urbanizacion

                         Obarrio Torre Swiss Bank

                          Sixteenth Floor, Panama



          "                  Edgard Zwirn (2)            2,890,018           41.90%

                       207-208 Neptune House Marina

                                    Bay

                                 Gibraltar



          "                   Franklin Mutual             702,481            10.19%

                               Advisers, Inc.

                        51 John F. Kennedy Parkway

                         Short Hills, NJ 07078 (3)



                                       23


          "                Mutual European Fund           576,585            8.36%

                        51 John F. Kennedy Parkway

                         Short Hills, NJ 07078 (4)



          "                Grace Brothers, Ltd.           464,987            6.74%

                        1560 Sherman Avenue, Suite

                                    900

                            Evanston, IL 60201

                                    (5)



          "                     Alessandra                490,125            7.11%

                               van Gemerden

                             c/o Unilabs S.A.

                           12 place de Cornavin

                              CH 1211 Geneva,

                              Switzerland (6)



          "                Morgan Stanley & Co.           457,027            6.63%

                        Incorporated 1585 Broadway

                          New York, NY 10036 (7)



          "                 SBC Equity Partners           298,384            4.33%

                             1, Europastrasse,

                         8152 Opfikon, Switzerland



          "             All Directors and Executive      3,647,701           52.89%

                          Officers as a group (8)



  Non-Voting Common         SBC Equity Partners           298,384           100.00%

   Stock, par value          1, Europastrasse,

   $0.01 per share       8152 Opfikon, Switzerland


(1) Percent of Class is  calculated  by dividing the number of currently  issued and  outstanding  shares held by such  beneficial  owner by the total  number of currently issued and outstanding shares of UniHolding.



(2) Edgard Zwirn may be deemed to be the beneficial owner of 2,433,579 shares by virtue of his  position  as  Chairman  of the Board of  Unilabs  Holdings  SA, a

Switzerland  corporation  ("Swiss  Holdings")  which is the  parent  of  Unilabs

Holdings SA (Panama).  However, Mr. Zwirn disclaims beneficial ownership of such shares except for 22.3% thereof,  his proportionate  ownership of Swiss Holdings or 542,688 shares.  Further,  he is deemed to beneficially own 580,000 shares by virtue of his position of director in companies which own such shares; Mr. Zwirn disclaims  beneficial  ownership  of all such shares.  He directly  owns 136,287 shares of the Common Stock of UniHolding.  Mr. Zwirn has the right to acquire an additional  50,000  shares of Common  Stock  pursuant  to an option  granted  by

UniHolding  on August 17, 1995 and  exercisable  since  February  1997,  112,821 shares of Common Stock  pursuant to an option  granted by  UniHolding on July 9,

1996 and  exercisable  since  January



                                       24


1998,  and  112,821  shares of Common  Stock  pursuant  to an option  granted by

UniHolding on August 22, 1997 and exercisable  starting February 1999.  Further,

Mr.  Zwirn has the right to acquire  from GUCT 3,370 UCTI  shares,  such  option being exercisable over a period of 5 years commencing on June 1, 1997.



(3) Franklin Mutual Advisers,  Inc. ("FMAI") is an investment adviser registered under the Investment  Advisers Act of 1940. Two of FMAI's advisory  clients (the

"Advisory Clients"),  one of which is Mutual European Fund, the beneficial owner of 576,585 shares of UniHolding common Stock (see 4), are the beneficial owners,

in the  aggregate,  of 702,481  shares of UniHolding  Common Stock.  Pursuant to investment  advisory  agreements  with  the  Advisory  Clients,  FMAI  has  sole investment discretion and voting authority with respect to the UniHolding Common

Stock  beneficially  owned by the  Advisory  Clients.  On behalf of the Advisory

Clients, FMAI purchased from Donaldson, Lufkin & Jenrette Securities Corporation

("DLJ") a  subparticipation  interest  in a 100%  participation  interest in the

Unilab Note purchased by DLJ from Unilab Corporation (the "FMAI Subparticipation

Interest").  The Unilab  Note  converted  as of  January 1, 1997 into  1,394,963 shares of UniHolding  Common Stock.  The Advisory  Clients  obtained  beneficial ownership  of 697,482  shares of  UniHolding  Common  Stock by means of the FMAI

Subparticipation  Interest.  FMAI  is a  wholly  owned  subsidiary  of  Franklin

Resources, Inc. ("FRI"), a diversified financial services organization.  Charles

B. Johnson and Rupert H. Johnson, Jr. (the "Principal Shareholders") each own in excess  of 10% of the  outstanding  common  stock  of FRI and are the  principal shareholders of FRI. FMAI, FRI and the Principal  Shareholders  may be deemed to be, for purposes of Rule 13d-3 under the  Securities  Exchange Act of 1934,  the beneficial  owners of the UniHolding Common Stock owned by the Advisory Clients.

FMAI,  FRI and the  Principal  Shareholders  have no  interest in  dividends  or proceeds  from the sale of  UniHolding  Common  Stock  and  disclaim  beneficial ownership of all UniHolding Common Stock owned by the Advisory Clients.



(4) Mutual  European Fund is one of five portfolios  comprising  Franklin Mutual

Series Fund Inc., an open-end management investment company registered under the

Investment  Company Act of 1940.  Pursuant to an investment  advisory  agreement with FMAI, FMAI has sole investment discretion and voting authority with respect to the shares of UniHolding  Common Stock owned by Mutual European Fund.  Mutual

European  Fund  obtained  beneficial  ownership of 576,585  shares of UniHolding

Common Stock by means of the FMAI Subparticipation Interest.



(5)   Grace   Brothers,   Ltd.   ("Grace   Brothers")   purchased   from  DLJ  a

subparticipation  interest in a 100%  participation  interest in the Unilab Note purchased by DLJ from Unilab  Corporation (the "Grace Brothers  Subparticipation

Interest").  The Unilab  Note  converted  as of  January 1, 1997 into  1,394,963 shares of UniHolding Common Stock. Grace Brothers obtained beneficial  ownership of 464,987  shares of  UniHolding  Common  Stock by means of the Grace  Brothers

Subparticipation Interest.



(6) Alessandra van Gemerden,  a Director,  is deemed to beneficially own 490,125 shares of  UniHolding's  Common  Stock;  however,  Ms.  Van  Gemerden  disclaims beneficial ownership of such shares except for 90,125 thereof.



(7) Morgan  Stanley  holds  408,988  shares that were  acquired  pursuant to the

Morgan  Stanley  Agreement,  including  75,655  that were  acquired  pursuant to antidilution  rights  related to the conversion of the Unilab Note. In addition,

as of February 9, 1998, to the best of  UniHolding's



                                       25


knowledge, Morgan Stanley held as market maker 48,039 shares of UniHolding

Common Stock.


(8) Of the  officers  and  directors  as a group,  Edgard Zwirn may be deemed to beneficially own 3,149,866 shares of UniHolding's Common Stock. Enrico Gherardi,

a Director,  is deemed to beneficially own 249,875 shares of UniHolding's Common

Stock.  Mr.  Enrico  Gherardi has the right to acquire  50,000  shares of common stock of  UniHolding  pursuant to an option  granted by UniHolding on August 17,

1995 and  exercisable in February 1997,  112,821 shares of common stock pursuant to an option  granted by UniHolding on July 9, 1996 and  exercisable  in January

1998,  and  112,821  shares of common  stock  pursuant  to an option  granted by

UniHolding on August 22, 1997 and  exercisable  in February  1999. On August 17,

1995, UniHolding granted options to its other executive officers totaling 27,500 shares of common stock of UniHolding exercisable in February of 1997. On July 9,

1996, UniHolding granted options to its other executive officers totaling 70,000 shares of common stock of UniHolding  exercisable  in January of 1998. On August

22, 1997,  UniHolding  granted options to its other executive  officers totaling

70,000  shares of common stock of  UniHolding  exercisable  in February of 1999.

Alessandra  van  Gemerden,  a Director,  is deemed to  beneficially  own 490,125 shares of  UniHolding's  Common  Stock;  however,  Ms.  van  Gemerden  disclaims beneficial ownership of such shares except for 90,125 thereof.



     Three Swiss  pension  funds,  Retraites  Populaires,  Caisse de Pensions de

l'Etat de Vaud and Caisse  Intercommunale de Pensions,  acquired 579,038 shares,

or approximately then 9.97% of UniHolding's  common stock in 1994.  However,  no one fund owns over 5%  individually  and each  pension  fund  maintains  its own voting power and control.



     Pursuant to the terms of a Stock Purchase  Agreement,  dated June 30, 1995,

by and between Unilab, UniHolding and UGL, UniHolding acquired 40% of the common stock  of UGL in  exchange  for the  Unilab  Note  in the  principal  amount  of

$15,000,000 and certain other consideration.  The principal amount of the Unilab

Note was due as of June 30, 1996.  Pursuant to the terms of the Unilab Note, the

Unilab  Note was  converted  as of  January  1,  1997 into  1,394,963  shares of

UniHolding Common Stock.



     The following table sets forth information concerning the GUCT Common Stock that is expected to be beneficially owned by each of GUCT's proposed  directors,

by  each of the  named  executive  officers  of GUCT  and by all  directors  and executive  officers  as a group.  The  projections  are based upon the number of shares of  UniHolding  Capital  Stock held by the  individuals  and the group at

February 9, 1998.



               Beneficial Owner of Shares                     Projected Number         Percent of Class (1)

               --------------------------                     ----------------         --------------------


                    Edgard Zwirn (2)                             2,890,018                    41.90%

              Alessandra van Gemerden (2)                         490,125                      7.11%

                     Tobias Fenster                                 -0-                         -0-

                      Paul Hokfelt                                 17,671                      0.26%

                     David Deutsch                                  -0-                         -0-

                    Ron Gambardella                                 -0-                         -0-

                      Sally Osmond                                  -0-                         -0-

  All Directors and Executive Officers as a group (2)            3,647,701                    52.89%





                                       26



(1) Percent of Class is  calculated  by dividing the number of currently  issued and  outstanding  shares held by such  beneficial  owner by the total  number of currently issued and outstanding shares of UniHolding.



(2) See additional explanations and disclaimers above.





                        DESCRIPTION OF GUCT CAPITAL STOCK



     Under GUCT's Amended Articles of Association (the "GUCT Articles"),  GUCT's

authorized  Capital Stock  consists of 23,000,000  shares,  of which  20,000,000 shall be Common Stock,  par value $0.15 each,  and 3,000,000  shall be preferred stock  ("Preferred  Stock"),  par value $10.00 each. Based on approximately  7.9 million shares of UniHolding  Capital Stock issued as of February 9, 1998, and a distribution  ratio  of one  share  of GUCT  Common  Stock  for  each  share  of

UniHolding  Capital Stock, it is expected that  approximately 7.9 million shares of GUCT Common Stock will be distributed to holders of UniHolding Capital Stock.

No Preferred Stock will be distributed to UniHolding  shareholders in connection with the Distribution.



GUCT Common Stock



     The  holders of GUCT  Common  Stock will be  entitled  to one vote for each share on all matters voted on by  shareholders.  Except as provided with respect to any series of Preferred  Stock  authorized by GUCT's Board of Directors,  the exclusive  voting  power  with  respect  to  all  matters  to  be  voted  on  by shareholders  shall be vested in the holders of Common Stock.  The GUCT Articles do not provide for any voting by shareholders in the election of directors.  The holders  of GUCT  Common  Stock will be  entitled  to such  dividends  as may be declared from time to time by the GUCT Board from funds available therefor,  and upon  liquidation  will be entitled to receive,  pro rata, all the net assets of

GUCT  available  for  distribution  to such  holders.  All of the shares of GUCT

Common Stock distributed by UniHolding will be fully paid and nonassessable. The holders of GUCT Common Stock will have no  preemptive  right to subscribe for or purchase any securities of any kind or class of GUCT.



GUCT Preferred Stock



     Under the GUCT  Articles,  the  Company's  Board of Directors is empowered,

subject to  limitations  prescribed by British  Virgin Islands law, to amend the

GUCT Articles to authorize the issuance of Preferred  Stock. The Preferred Stock may be divided into two or more series,  with such preferences,  limitations and relative rights as the Board may determine.



     Prior to the Distribution,  GUCT's debt to UGL,  approximating $11 million,

together with $9 million of the GUCT Common  Stock,  has been  converted  into 2 million shares of GUCT Preferred  Stock,  par value $10 each. The GUCT Preferred

Stock shall have  essentially no voting rights and they shall not be convertible into  GUCT  Common  Stock.  In  addition,  the  GUCT  Preferred  Stock  shall be redeemable  at  GUCT's  option at any time  during  the  first  five  years at a redemption price equal to its then face value.

British Virgin Islands Laws and Regulations



     There are no  governmental  laws,  decrees or  regulations  in the  British

Virgin  Islands  relating  to  restrictions  on  the  import/export  of  capital

affecting  the   remittance  of  interest,   dividends  or  other   payments  to

non-residential  holders  of the  Company's  shares.  Any  such  remittances  to non-residential holders are not subject to any withholding tax.



     Further,  there are no  limitations  under the laws of the  British  Virgin

Islands or in the charter or any other  constituent  documents of the Company on the right of foreigners to hold and/or vote the shares of the Company.



     There currently is no tax treaty between the British Virgin Islands and the

United States.



Dividends



     The payment and level of cash dividends, if any, declared by GUCT after the

Distribution  will be  subject to the  discretion  of the GUCT  Board.  Dividend decisions  will be based on a number  of  factors,  including  GUCT's  operating results and  financial  requirements  on a  stand-alone  basis as well as credit agreements and legal restrictions relating thereto.



     In  accordance  with the  GUCT  Articles,  and  resolutions  passed  by the

Directors,  holders of Preferred Stock are entitled to non-cumulative  dividends in the form of  additional  Preferred  Stock for a period of five years,  and to cash dividends thereafter.



Transfer Agent and Registrar



     The Transfer Agent and Registrar for the GUCT Common Stock will be American

Securities Transfer, Inc.



Listing and Trading of GUCT Common Stock



     Prior to the date hereof, there has not been any established trading market for GUCT Common Stock.  It is currently  not possible to predict  whether such a market will ever exist.



     After the Distribution, the transfer of shares of GUCT Common Stock will be restricted  by the Company until such time as a  Registration  Statement on Form

20-F is filed and  declared  effective,  and such  shares will be subject to any other transfer restrictions that may apply.

                          INDEMNIFICATION OF DIRECTORS



     A provision of the GUCT  Articles  (the  "Provision")  provides that to the full extent from time to time  permitted by law, no Director shall be personally liable in any action for monetary  damages for breach of any duty as a Director,

whether  such action is brought by or in the right of the Company or  otherwise.

Neither the amendment nor repeal of the Provision, nor adoption of any provision of the GUCT Articles which is inconsistent  with the Provision,  shall eliminate or reduce the  protection  afforded by the Provision  with respect to any matter which  occurred,  or any  cause  of  action,  suit or claim  which,  but for the

Provision  would  have  accrued or arisen,  prior to such  amendment,  repeal or adoption.



     While the GUCT Articles  provide  Directors with protection from awards for monetary  damages for breaches of their duty of care, they do not eliminate such duty. Accordingly,  the GUCT Articles will have no effect on the availability of equitable  remedies  such as an  injunction  or recission  based on a Director's breach of his or her duty of care.



     The GUCT Articles  provide that the Company  shall,  to the fullest  extent from time to time permitted by law, indemnify its Directors and officers against all liabilities and expenses in any suit or proceeding, whether civil, criminal,

administrative or  investigative,  and whether or not brought by or on behalf of the Company,  including  all appeals  therefrom,  arising out of their status as such  or  their  activities  in any  of the  foregoing  capacities,  unless  the activities  of the  person to be  indemnified  were at the time  taken  known or believed  by him to be  clearly  in  conflict  with  the best  interests  of the

Company.  The Company shall likewise and to the same extent indemnify any person who, at the request of the  Company,  is or was serving as a Director,  officer,

partner,  trustee, employee or agent of another foreign or domestic corporation,

partnership,  joint  venture,  trust or other  enterprise,  or as a  trustee  or administrator under any employee benefit plan. The right to be indemnified shall include,  without  limitation,  the right of a  Director  or  officer to be paid expenses in advance of the final  disposition of any proceeding  upon receipt of an  undertaking  to repay such amount  unless it shall  ultimately be determined

that  he  or  she  is  entitled  to  be   indemnified.   A  person  entitled  to

indemnification  shall also be paid  reasonable  costs,  expenses and attorneys'

fees  (including  expenses) in connection  with the enforcement of rights to the indemnification  granted.  The foregoing rights of indemnification  shall not be exclusive  of any other  rights to which those  seeking  indemnification  may be entitled  and shall not be  limited  by the  provisions  of the  British  Virgin

Islands  law or any  successor  statute.  The Board of  Directors  may take such

action  as  it  deems   necessary  or  desirable  to  carry  out  the  foregoing

indemnification  provisions,  including adopting  procedures for determining and enforcing the rights guaranteed thereby, and the Board of Directors is expressly empowered to adopt, approve and amend from time to time such Bylaws, resolutions or  contracts  implementing  such  provisions  or such  further  indemnification arrangement  as may be permitted by law.  Neither the amendment or repeal of the foregoing indemnification  provisions,  nor the adoption of any provision of the

GUCT Articles inconsistent with the foregoing indemnification provisions,  shall eliminate  or reduce any rights to  indemnification  afforded  by the  foregoing indemnification  provisions  to any person with  respect to their  status or any activities  in their  official  capacities  prior to such  amendment,  repeal or adoption.

                              AVAILABLE INFORMATION



         GUCT intends to file a  Registration  Statement on Form 20-F as soon as practicable after audited  financial  statements of GUCT as of May 31, 1998, are available.  When the Form  20-F is filed  and  becomes  effective,  GUCT will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance  therewith,  will file reports and other information with the Securities and Exchange  Commission (the  "Commission").  Copies of the

Form 20-F, including the exhibits thereto, and the reports and other information filed by GUCT with the Commission can then be inspected and copied at the public reference  facilities  of the  Commission,  450 Fifth  Street  N.W.,  Room 1024,

Washington D.C. 20549 and at the Commission's  Regional  Offices:  7 World Trade

Center,  13th floor,  New York, NY 10048;  500 West Madison Street,  Suite 1400,

Chicago, IL 60661; and 5757 Wilshire Boulevard, Suite 500 East, Lost Angeles, CA

90036.  Copies of such  material  can be obtained at  prescribed  rates from the

Public  Reference  Section of the  Commission,  450 Fifth Street N.W, Room 1024,

Washington D.C.  20549.  Copies may also be obtained from the  Commission's  Web

Site (http://www.sec.gov).  HOWEVER, NO SUCH INFORMATION WILL BE AVAILABLE UNTIL

THE REGISTRATION STATEMENT ON FORM 20-F IS FILED AND BECOMES EFFECTIVE.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS



         The following  Management's  Discussion and Analysis  should be read in conjunction with the Unaudited  Consolidated  Financial  Statements on pages F-2 and  following  and the  Cautionary  Statements  outlined  below.  The Unaudited

Consolidated  Financial  Statements  included  herein  may  not  necessarily  be indicative of the results of  operations,  financial  position and cash flows of

GUCT in the future or had it operated as a separate,  independent company during the periods presented.  The Unaudited Consolidated Financial Statements included herein do not reflect any changes that may occur in the financing and operations of GUCT as a result of the Distribution.



Twelve  months ended May 31, 1997  compared with the twelve months ended May 31, 1996



                                                                Year ended     Year ended

                                                               May 31, 1997   May 31, 1996

                                                               ------------   ------------


REVENUE ....................................................   $     7,009    $     4,427



Operating expenses:

   Salaries and related charges ............................         3,804          1,413

   Supplies ................................................           475            157

   Other operating expenses ................................         8,371          4,551

   Depreciation and amortization of tangible assets ........         1,161

   Amortization of intangible assets .......................            70             77

                                                               -----------    -----------

OPERATING LOSS .............................................        (6,823)        (1,832)



Interest, net ..............................................          (118)           (49)

Other, net .................................................          (320)          (257)

                                                               -----------    -----------

Loss before taxes and minority interests ...................        (2,138)

Tax benefit ................................................         4,402            624

                                                               -----------    -----------

Loss before minority interests .............................        (2,859)        (1,514)

Minority interests in loss .................................          (174)           (41)

                                                               -----------    -----------

NET LOSS ...................................................   ($    3,033)   ($    1,555)

                                                               ===========    ===========

Weighted average common shares outstanding .................     7,015,943      6,005,643

Loss per share of common stock .............................   ($     0.43)   ($     0.26)


     UniHolding's  Clinical  Trials  Division  increased  its  revenues  to $7.0 million (a 58% increase) due to the development of a new client base.



     The variance in operating results of UniHolding's  Clinical Trials Division

(an operating  loss of $6.8 million as compared to $1.8 million)  reflects fixed expenses  which are not matched  with income to be recorded in the future from a backlog of contracts, due to lead-time of up to six months from the signing of a contract to the actual start of a study.



     Provision  for  income  taxes  for the year  ended May 31,  1997,  is a tax benefit of $4.4 million  attributable to losses of UniHolding's  Clinical Trials

Division which gave rise to a tax benefit,  which management believes it is more likely than not that the Company  will  recover  through  future  income of such

Division in view of the already existing backlog of contracts.



     Minority  interests  in  losses   attributable  to  minority   shareholders

increased  by $0.1  million as compared to the prior  year,  resulting  from the increase in losses of  UniHolding's  Clinical  Trials  Division  attributable to minority shareholders.

Six month period  ended  November  30, 1997  compared  with the six month period ended November 30, 1996



                                                               Six months ended    Six months ended

                                                               November 30, 1997   November 30, 1996

                                                               -----------------   -----------------


REVENUE ....................................................   $     5,652       $     2,819



Operating expenses:

   Salaries and related charges ............................         4,307             1,412

   Supplies ................................................           545               104

   Other operating expenses ................................         5,115             3,287

   Depreciation and amortization of tangible assets ........           243                78

   Amortization of intangible assets .......................           361                23

                                                               -----------       -----------

OPERATING LOSS .............................................        (4,919)           (2,085)



Interest, net ..............................................          (182)              (71)

Other, net .................................................             8               (75)

                                                               -----------       -----------

Loss before taxes and minority interests ...................        (5,093)           (2,231)

Tax benefit ................................................         1,579               639

                                                               -----------       -----------

Loss before minority interests .............................        (3,514)           (1,592)

Minority interests in loss .................................         1,015                 0

                                                               -----------       -----------

NET LOSS ...................................................   ($    2,499)      ($    1,592)

                                                               ===========       ===========

Weighted average common shares outstanding .................     7,754,936         6,358,963

Loss per share of common stock .............................   ($     0.32)      ($     0.25)


     Revenues  of $5.7  million  for the six months  ended  November  30,  1997,

representing an increase of $2.9 million from the comparable  prior year period,

were recorded by UniHolding's Clinical Trials Division due to the development of a new client base and to the January  1997  reorganization  of UCTI  whereby NDA became fully  consolidated  within this division,  which was not the case in the comparable prior year period.



     The variance in operating results of UniHolding's  Clinical Trials Division

(an operating loss of $4.9 million for the six months ended November 30, 1997 as compared to a loss of $2.1 million in the comparable prior year period) reflects the January 1997  reorganization  of UCTI whereby NDA became fully  consolidated within the Division,  and fixed  expenses not matched with income to be recorded in the future from a backlog of contracts,  due to lead-time of up to six months from the signing of a contract to the actual start of a study.



     UniHolding's  Clinical  Trials  Division  recorded  a tax  benefit  of $1.6 million in the six months ended November 30, 1997, which management  believes it is more  likely  than not it will be  recovered  through  future  income of such

Division in view of the already existing backlog of contracts.



     UniHolding's  Clinical  Trials Division also recorded a $1.0 million credit to minority  interests  during the six months ended  November  30, 1997,  due to period losses of the division attributable to minority shareholders. Such amount compares to nil in the  comparable  prior year  period due to the  January  1997 reorganization of UCTI.



Liquidity and Capital Resources



     Net cash used by operating activities for the six months ended November 30,

1997,  amounted  to $4.3  million,  primarily  due to period  losses and working capital needs.

     Net cash provided by financing activities for the six months ended November

30,  1997,  was  $2.2  million,  due to loans  and  advances  received  from the

Company's parent.



     Net cash used in investing activities for the six months ended November 30,

1997, was $0.7 million.



     GUCT and its subdidiaries presently do not have any bank credit facilities.



     The Company  believes  that the  existing  cash  balances and the cash from operating  activities  within  the next  few  months  will  most  likely  not be sufficient to meet the Company's capital requirements for the foreseeable future including  anticipated operating expenses. It is accordingly currently reviewing a number  of  alternatives,  including  a  further  capital  injection  from its shareholders.



CAUTIONARY STATEMENT FOR PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE

SECURITIES LITIGATION REFORM ACT OF 1995



     The  preceding  "Business  Description"  and  Management's  Discussion  and

Analysis  contains various "forward  looking  statements"  within the meaning of

Section 27A of the  Securities  Act of 1933, as amended,  and Section 21E of the

Securities  Exchange Act of 1934,  as amended,  which  represent  the  Company's

expectations   or  beliefs   concerning  the  Company's   operations,   economic

performance and financial condition,  including, in particular,  forward-looking statements regarding the Company's  expectation of future performance  following implementation  of its new business  strategy.  Such  statements  are subject to various risks and uncertainties. These "forward-looking statements" are based on

currently  available  competitive,   financial  and  economic  data  and  GUCT's

operating plans. They are also inherently uncertain and investors must recognize that events could turn out to be significantly different than what was expected.

GUCT has never operated as a totally separate, totally independent entity and as a result,  future  performance will be impacted  significantly by actions of its management team and the implementation of its strategic objectives. Accordingly,

the Company hereby  identifies the following  important factors that could cause

the  Company's  actual  financial   results  to  differ  materially  from  those

projected,   forecast,   estimated,   or   budgeted   by  the  Company  in  such

forward-looking statements.



(a) Heightened competition, including the intensification of price competition.



(b) Impact of changes in tests and client mix.



(c) Adverse  actions by  governmental  or other  third-party  payors,  including potential pressure on prices for new drugs developed by the Company's clients.



(d) Failure to obtain new customers,  retain existing  customers or reduction in tests ordered.



(e) Adverse results in significant litigation matters, if any.



(f) Denial of certification or licensure of any of the Company's laboratories by governmental agencies.



(g) Adverse publicity and news coverage about the Company or the clinical trials industry.

(h) Inability to carry out marketing and sales plans.



(i)  Inability to  successfully  integrate  operations of or fully realize costs

savings  expected  from  the   consolidation  of  certain   operations  and  the

elimination of duplicative expenses or risk that declining revenues or increases in other expenses will offset such savings.



(j)  Ability of the  Company to attract  and retain  experienced  and  qualified personnel.



(k) Changes in interest  rates  causing an increase in the  Company's  effective borrowing rate, and changes in exchange rates causing  variances in consolidated income and expenses reported in dollars.



(l) The effect of the  Company's  effort to  improve  account  profitability  by selectively  repricing or  discontinuing  business  which  perform below Company expectations.



Other Information



     The  Company  operates  in  Europe  principally  in  pounds  sterling.  For reporting  purposes the financial  statements are translated in accordance  with

U.S. generally accepted  accounting  principles which require,  generally,  that assets, liabilities and equity are translated at the exchange rates in effect at the balance  sheet date and revenues and expenses at the weighted  average rates during each year. Accordingly assets,  liabilities and shareholders' equity will be affected by changes in such exchange rates.



     The Company's operating results will continue to be affected by the volume,

mix and timing of test orders  received during a period and by conditions in the industry  (including  pricing  regulations)  and in the  economies  in which the

Company  operates,  such as recessionary  periods,  political  instability,  and fluctuations in interest or currency exchange rates.



     The Company may  experience  both  increases and decreases in its volume of testing due to the specific  characteristics  of contracts  with its  customers.

This may lead to quarterly  information which may not be indicative of the trend of the Company's business.



     Inflation was not a material factor in either revenue or operating expenses during the years presented, and is not expected to be in the current year.



                          INDEX TO FINANCIAL STATEMENTS



                                                                                          Page


Unaudited Consolidated Financial Statements



Unaudited Consolidated Balance Sheets - November 30, 1997 and May 31, 1997............... F-2

Unaudited Consolidated Statements of Operations - Six and Twelve Months ended

    November 30, 1997, and May 31, 1997.................................................. F-4

Unaudited Consolidated Statements of Changes in Stockholders' Equity - Year ended

    May 31, 1997......................................................................... F-5

Unaudited Consolidated Statements of Cash Flows - Six and Twelve Months

    ended November 30, 1997, and May 31, 1997............................................ F-6

Notes to Unaudited Consolidated Financial Statements..................................... F-7


     All other  financial  statements  and schedules have been omitted since the required  information  is not  present or not present in amounts  sufficient  to require  submission  of the  financial  statement  or  schedule,  or because the information required is included in the above listed financial statements or the notes thereto.

             GLOBAL UNILABS CLINICAL TRIALS LIMITED AND SUBSIDIARIES



                      UNAUDITED CONSOLIDATED BALANCE SHEETS

                             (Dollars in thousands)



                                   ASSETS                               November 30,      May 31,

                                                                            1997           1997

                                                                            ----           ----


CURRENT ASSETS:

   Cash and cash equivalents                                                $501           $3,276

   Accounts receivable, net of allowance for doubtful accounts             2,588            2,347

   Inventories                                                               270              220

   Prepaid expenses                                                           22              235

   Other current assets                                                      204               17

                                                                     -----------      -----------

        Total current assets                                               3,585            6,095

                                                                     -----------      -----------

NON-CURRENT ASSETS:

   Deferred tax assets                                                     6,804            5,199

   Intangible assets, net                                                  4,526            4,700

   Property, plant and equipment, net                                      2,033            1,659

   Other assets, net                                                           -              110

                                                                     -----------      -----------

        Total non-current assets                                          13,363           11,668

                                                                     -----------      -----------

                                                                         $16,948          $17,763

                                                                         =======          =======




                                        See notes to financial statements

             GLOBAL UNILABS CLINICAL TRIALS LIMITED AND SUBSIDIARIES



                      UNAUDITED CONSOLIDATED BALANCE SHEETS

                             (Dollars in thousands)

                                                                                     Pro Forma

                    LIABILITIES AND STOCKHOLDERS' EQUITY             November 30,   November 30,    Mays31,

                                                                         1997           1997         1997

                                                                                    (see Note 7)

                                                                      -----------   ------------   ----------


CURRENT LIABILITIES:

   Lease payable                                                              $80            $80         $298

   Payable to related parties                                               9,039          1,186        6,732

   Trade payables                                                           2,707          2,707        2,213

   Accrued liabilities                                                        512            512          473

                                                                      -----------    -----------  -----------

        Total current liabilities                                          12,338          4,485        9,716

                                                                      -----------    -----------  -----------

NON-CURRENT LIABILITIES:

   Lease payable                                                               66             66            -

                                                                      -----------    -----------  -----------

        Total non-current liabilities                                          66             66            -

                                                                      -----------    -----------  -----------

        Total liabilities                                                  12,404          4,551        9,716

                                                                      -----------    -----------  -----------

MINORITY INTERESTS                                                          1,543          1,543        2,576

                                                                      -----------    -----------  -----------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:



  Common stock,  $1.00 par value as of May 31 and November 30,

  1997,  $0.15 par  value as of December 1,  1997; authorized

  20,000,000 shares;  10,000,000 shares issued and outstanding

  as of May 31 and November 30, 1997                                       10,000          1,000       10,000



  Preferred stock,  $10.00 par value;  authorized,  issued and outstanding -0- shares as of May 31 and  November 30, 1997;

  authorized  3,000,000  as of  December  1,  1997                           --           16,853          --



  Cumulative translation adjustment

                                                                               (1)            (1)         (30)

  Accumulated deficit                                                      (6,998)        (6,998)      (4,499)

                                                                      -----------    -----------  -----------

         Total stockholders' equity                                         3,001         10,854        5,471

                                                                      -----------    -----------  -----------

                                                                          $16,948        $16,948      $17,763

                                                                          =======        =======      =======




                                        See notes to financial statements

             GLOBAL UNILABS CLINICAL TRIALS LIMITED AND SUBSIDIARIES



                 UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

                  (Dollars in thousands, except per share data)



                                                             Six Months ended       Year ended

                                                            November 30, 1997       May 31, 1997

                                                            -----------------       ------------


REVENUE                                                           $5,652                  $7,009



Operating expenses:

   Salaries and related charges                                    4,307                   3,804

   Supplies                                                          545                     475

   Other operating expenses                                        5,115                   8,371

   Depreciation and amortization of tangible assets                  243                   1,112

   Amortization of intangible assets                                 361                      70

                                                             -----------             -----------

OPERATING LOSS                                                    (4,919)                 (6,823)



Interest, net                                                       (182)                   (118)

Equity in loss of affiliates                                           -                    (253)

Other, net                                                             8                     (67)

                                                             -----------             -----------

Loss before taxes and minority interests                          (5,093)                 (7,261)

   Tax benefit                                                     1,579                   4,402

                                                             -----------             -----------

Loss before minority interests                                    (3,514)                 (2,859)

   Minority interests in loss                                      1,015                    (174)

                                                             -----------             -----------

NET LOSS                                                         ($2,499)                ($3,033)

                                                                 =======                 =======

Weighted average UniHolding common shares outstanding          7,754,936               6,358,963

Loss per share of UniHolding common stock                         ($0.32)                 ($0.48)




                        See notes to financial statements

             GLOBAL UNILABS CLINICAL TRIALS LIMITED AND SUBSIDIARIES



                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                             (Dollars in thousands)



                                                Voting                  Non-Voting         Cumulative                    Total

                                             Common Stock             Preferred Stock      Translation   Accumulated  Stockholders'

                                         Shares         Amount       Shares      Amount    Adjustment      Deficit       Equity




         Balances, May 31, 1996             217,000        $217          -          -            -        ($2,429)      ($2,212)



Issuance of common stock through

     loan conversion                      9,783,000       9,783                                                           9,783



Net loss                                                                                                   (2,070)       (2,070)

Cumulative translation adjustment                                                               (30)                        (30)

                                         ----------     -------      -------     ------     --------     ---------      --------

         Balances, May 31, 1997          10,000,000     $10,000          -          -          ($30)      ($4,499)       $5,471

                                         ==========      ======      =======     ======     ========     =========      ========




                        See notes to financial statements

             GLOBAL UNILABS CLINICAL TRIALS LIMITED AND SUBSIDIARIES



                 UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (Dollars in thousands)



                                                              Six Months ended      Year ended

                                                             November 30, 1997     May 31, 1997

                                                             -----------------     ------------


CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss                                                          ($2,499)                ($3,033)

   Adjustments to reconcile net income to net cash

     provided by operations:

   Equity in loss of affiliates                                         -                     253

   Minority interests in income                                    (1,015)                    174

   Deferred taxes                                                  (1,579)                 (4,406)

   Depreciation and amortization of tangible assets                   243                   1,112

   Amortization of intangible assets                                  361                      70

   Other non-cash income (expenses)                                   357                     903

   Net changes in assets and liabilities,

         net of acquisitions and disposals:

     Accounts receivable                                             (215)                 (1,681)

     Inventories                                                      (48)                    (72)

     Prepaid expenses                                                 153                     (63)

     Other current assets                                             377                     (15)

     Trade payables                                                  (217)                    954

     Accrued liabilities                                             (190)                     10

                                                              -----------             -----------

   Net cash used in operating activities                           (4,272)                 (5,794)

                                                              -----------             -----------

CASH FLOWS FROM FINANCING ACTIVITIES:

   Loans and advances from affiliates                               2,215                  10,206

   Repayment of lease debt                                              -                    (121)

                                                              -----------             -----------

   Net cash provided by financing activities                        2,215                  10,085

                                                              -----------             -----------

CASH FLOWS FROM INVESTING ACTIVITIES:

   Payment for purchases of property and equipment                   (142)                   (835)

   Payment for purchase of intangible assets                         (576)                   (234)

                                                              -----------             -----------

   Net cash used in investing activities                             (718)                 (1,069)

                                                              -----------             -----------



Effect of exchange rate changes on cash



Net increase (decrease) in cash and cash equivalents               (2,775)                  3,222

Cash and cash equivalents, beginning of period                      3,276                      54

                                                              -----------             -----------



Cash and cash equivalents, end of period                             $501                  $3,276

                                                                  =======                 =======


                                        See notes to financial statements

             GLOBAL UNILABS CLINICAL TRIALS LIMITED AND SUBSIDIARIES



              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

             (Monetary amounts in thousands, except per share data)



1.       Basis of Presentation



     The  consolidated  financial  statements  include  the  accounts  of Global

Unilabs  Clinical  Trials  Limited  and  its  majority-owned  subsidiaries  (the

"Company").  All significant  intercompany  accounts and transactions  have been eliminated.  As discussed in Note 7, the Company was until  February 9, 1998, an

indirect  wholly-owned   subsidiary  of  UniHolding   Corporation,   a  Delaware

corporation ("UniHolding").



2.       Management Opinion



     In the opinion of management,  the accompanying unaudited interim financial statements  reflect all  adjustments  which are necessary to present  fairly the financial position, results of operations and cash flows for the interim periods reported. All such adjustments made were of a normal recurring nature.



     The results of operations  and financial  position for interim  periods are not  necessarily  indicative  of those to be expected  for a full year,  due, in part, to the seasonal fluctuations which are normal for the Company's business.



     The accompanying  interim financial  statements and related notes should be read in conjunction  with the  consolidated  financial  statements of UniHolding

Corporation  and  Subsidiaries  and related notes as contained in the UniHolding

Annual Report on Form 10-K for the year ended May 31, 1997.



3.       Net Income (Loss) Per Share



     Net income  (loss) per share is computed by dividing net income or net loss

by  the  weighted  average  number  of  voting  and  non-voting   common  shares

outstanding.



4.       Supplemental Disclosure of Cash Flow Information



                                                Six months ended

                                                   November 30

                                                       1997

         Cash paid during the period for

              Interest                                 nil

              Income taxes                             nil



5.       Capital Stock



     As of November 30, 1997, the Company's  authorized  capital stock consisted of  20,000,000  shares of $1.00 par value  each,  out of which  10,000,000  were issued and  outstanding.  As of December 1, 1997,  the  Company's  Memorandum of

Association was amended in such a way as to provide for an authorized capital of

$33,000,000  divided into  20,000,000  shares of common stock of $0.15 par value each and 3,000,000 shares of preferred stock of $10.00 par value each.

         Common Stock



     The holders of the Company's Common Stock are entitled to one vote for each share on all matters voted on by  shareholders.  Except as provided with respect to any series of Preferred Stock authorized by the Company's Board of Directors,

the  exclusive  voting  power  with  respect  to all  matters  to be voted on by shareholders  shall be vested in the  holders  of Common  Stock.  The  Company's

Articles  do not  provide  for any voting by  shareholders  in the  election  of directors.  The holders of the  Company's  Common Stock will be entitled to such dividends as may be declared from time to time by the Company's Board from funds available therefor,  and upon liquidation will be entitled to receive, pro rata,

all the net assets of the Company  available for  distribution  to such holders.

The  holders of the  Company's  Common  Stock will have no  preemptive  right to subscribe for or purchase any securities of any kind or class of the Company.



         Preferred Stock



     Under  the  Company's  Articles  of  Association,  the  Company's  Board of

Directors is empowered,  subject to  limitations  prescribed  by British  Virgin

Islands  law, to amend the  Company's  Articles  to  authorize  the  issuance of

Preferred  Stock.  The  Preferred  Stock may be divided into two or more series,

with  such  preferences,  limitations  and  relative  rights  as the  Board  may determine.



     As of February 1, 1998, the Company's debt to its then direct  shareholder,

Unilabs Group Limited,  approximating  $11 million,  together with $9 million of the Company's  Common Stock,  has been  converted  into 2 million  shares of the

Company's  Preferred  Stock,  par value $10 each. The Company's  Preferred Stock shall have  essentially no voting rights and they shall not be convertible  into the Company's Common Stock. In addition,  the Company's Preferred Stock shall be redeemable at the Company's  option at any time during the first five years at a redemption price equal to its then face value.



6.       Segment Information



     The Company has one business segment, the clinical trials testing business



7.       Subsequent Events



     On January 15,  1998,  UniHolding  announced  its  decision to spin off its clinical trials division to  UniHolding's  shareholders.  The transaction was in the form of a distribution  by UniHolding to its  shareholders of all the common stock of Global  Unilabs  Clinical  Trials  Limited,  a British  Virgin  Islands

corporation .  UniHolding  will retain  approximately  $20 million of non-voting preferred  stock in the  Company.  One share of common  stock of the Company was distributed to the shareholders of UniHolding,  without any  consideration,  for each share of common stock of  UniHolding  held on February 9, 1998,  the record date. The distribution date was February 27, 1998. The Company will restrict the transfer of shares of the Company's common stock until a Registration  Statement under the Securities Exchange Act of 1934 has been filed and declared effective.



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